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                                                                    EXHIBIT 99.1

                           PERMIAN BASIN ROYALTY TRUST


                                                         NEWS RELEASE


                           PERMIAN BASIN ROYALTY TRUST
                      ANNOUNCES SEPTEMBER CASH DISTRIBUTION


         DALLAS, TEXAS, SEPTEMBER 19, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.068979 per unit, payable on October 15, 2003, to unit holders of record on September 30, 2003.

         This month's distribution increased from the previous month primarily due to higher production of oil and gas and lower capital costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 65,729 bbls and 333,048 mcf. The average price for oil was $28.46 per bbl and for gas was $4.72 per mcf. This would primarily reflect production for the month of July. Capital expenditures were approximately $219,112. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

                                      * * *


     Contact:     Ron E. Hooper
                  Senior Vice President
                  Bank of America, N.A.
                  Toll Free - 877.228.5085